Exhibit 23(f)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162985 on Form S-3 of our report dated February 25, 2011, relating to the consolidated financial statements of Southern Power Company, appearing in this Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2010.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 25, 2011